Exhibit 99

For immediate release	Contact: Joseph Fitzgerald
June 19, 2002	(310) 449-3660

MGM REVISES SECOND QUARTER
AND FULL YEAR 2002 OUTLOOK

Santa Monica, CA—Metro-Goldwyn-Mayer Inc. (NYSE:MGM) today announced that based on preliminary estimates, it is issuing new guidance for the second quarter and full year 2002. The revised outlook is primarily the result of a theatrical release that did not meet the Company’s expectations.

Earnings per share in the quarter are anticipated to be a loss in the range of $0.46 to $0.48. Reported earnings per share in the second quarter of 2001 were a loss of $0.26. The Company expects to report a net loss for the full year in the range of $0.85 to $0.89 per share.

Commenting on the revised outlook, Daniel J. Taylor, Senior Executive Vice President and Chief Financial Officer said: “We remain on track to return to profitability in the fourth quarter of this year.”

Metro-Goldwyn-Mayer Inc. (NYSE: MGM), through its Metro-Goldwyn-Mayer Studios Inc. subsidiary, is actively engaged in the worldwide production and distribution of entertainment product, including motion pictures, television programming, home video, interactive media, music, and licensed merchandise. The Company owns the largest modern film library in the world, consisting of approximately 4,000 titles. Its operating units include MGM Pictures, United Artists, MGM Television Entertainment, MGM Networks, MGM Distribution

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Co., MGM Worldwide Television Distribution, MGM Home Entertainment, MGM On Stage, MGM Consumer Products, MGM Music, MGM Interactive, and MGM Online.

In addition, MGM owns a 20 percent equity interest in four of Rainbow Media’s successful national cable networks—American Movie Classics (AMC), Bravo, The Independent Film Channel (IFC) and WE: Women’s Entertainment—and internationally has ownership interests in television channels reaching more than 40 countries around the globe. For more information on MGM, visit MGM Online at http://www.mgm.com.

This news release contains forward-looking statements that are based upon the Company’s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. These risks and uncertainties include, among other things, future competitive and market conditions, whether the Company’s products achieve customer acceptance, future business decisions, and other factors, including those described in the Company’s filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond the control of MGM. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s objectives or plans will be realized. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities of the Company.

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